Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2019 RESULTS

•	Second quarter net income attributable to Rayonier of $18.8 million ($0.14 per share) on revenues of $184.8 million

•	Second quarter operating income of $31.4 million and Adjusted EBITDA of $60.6 million

•	Year-to-date cash provided by operations of $117.0 million and cash available for distribution (CAD) of $95.1 million

•	Full-year 2019 guidance revised — net income attributable to Rayonier of $54 to $63 million; EPS of $0.42 to $0.49 and Adjusted EBITDA of $245 to $265 million
WILDLIGHT, FL — August 7, 2019 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $18.8 million, or $0.14 per share, on revenues of $184.8 million. This compares to net income attributable to Rayonier of $36.3 million, or $0.28 per share, on revenues of $245.9 million in the prior year quarter.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2019		June 30, 2018
	$	EPS	$	EPS

Revenues	$184.8		$245.9

Net income attributable to Rayonier	$18.8	$0.14	$36.3	$0.28

Second quarter operating income was $31.4 million versus $51.6 million in the prior year period. Second quarter Adjusted EBITDA1 was $60.6 million versus $111.3 million in the prior year period.
The following table summarizes operating income (loss) and Adjusted EBITDA1 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Adjusted EBITDA[1]
(millions of dollars)	2019	2018	2019	2018
Southern Timber	$14.7	$15.7	$27.6	$30.6
Pacific Northwest Timber	(3.8)	5.6	2.2	15.0
New Zealand Timber	12.8	17.8	20.0	25.8
Real Estate	15.5	18.9	18.3	45.9
Trading	(0.2)	0.2	(0.2)	0.2
Corporate and other	(7.6)	(6.5)	(7.3)	(6.2)
Total	$31.4	$51.6	$60.6	$111.3

Year-to-date cash provided by operating activities was $117.0 million versus $181.6 million in the prior year period. Year-to-date cash available for distribution (CAD)1 of $95.1 million decreased $68.4 million versus the prior year period primarily due to lower Adjusted EBITDA1 ($64.9 million), higher capital expenditures ($3.6 million) and higher cash taxes paid ($0.5 million), partially offset by lower cash interest paid ($0.5 million).

“Overall, we delivered solid operational results in the second quarter despite challenging market conditions,

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

particularly in the Pacific Northwest,” said David Nunes, President and CEO. “In Southern Timber, weighted-average stumpage prices increased 5%, while harvest volumes decreased 14% versus the prior year period. The decrease in harvest volumes in the second quarter was anticipated following accelerated stumpage removals in the first quarter. In Pacific Northwest Timber, uncertainty regarding the U.S.-China trade dispute and challenging lumber market conditions continued to negatively impact results, as harvest volumes decreased 33% and delivered sawtimber prices decreased 24% versus the prior year period. New Zealand Timber results also declined due to weakening export demand, as harvest volumes and export sawtimber prices both decreased 7% versus the prior year period. Real Estate results in the second quarter were strong, with over 3,200 acres sold at a weighted-average price of roughly $6,900 per acre; however, results were below the prior year quarter, as the prior year quarter included a significant Non-strategic / Timberland sale.”
Southern Timber
Second quarter sales of $46.2 million decreased $1.8 million, or 4%, versus the prior year period. Harvest volumes decreased 14% to 1.27 million tons versus 1.49 million tons in the prior year period, largely driven by accelerated stumpage removals in the first quarter of the year. Average pine sawtimber stumpage prices decreased 2% to $25.82 per ton versus $26.23 per ton in the prior year period due to geographic mix, as an increased proportion of volume was harvested from lower priced regions. Average pine pulpwood stumpage prices increased 7% to $17.16 per ton versus $16.05 per ton in the prior year period, driven primarily by strong pricing on sales committed during wet weather conditions in the first quarter. Overall, weighted-average stumpage prices (including hardwood) increased 5% to $20.29 per ton versus $19.27 per ton in the prior year period. Operating income of $14.7 million decreased $1.0 million versus the prior year period as a result of lower volumes ($2.0 million), lower non-timber income ($1.5 million) and higher depletion rates ($0.1 million), partially offset by higher net stumpage prices ($1.3 million) and lower overhead and other expenses ($1.3 million).
Second quarter Adjusted EBITDA1 of $27.6 million was $3.0 million below the prior year period.
Pacific Northwest Timber
Second quarter sales of $18.6 million decreased $13.6 million, or 42%, versus the prior year period. Harvest volumes decreased 33% to 250,000 tons versus 374,000 tons in the prior year period, as we deferred harvest in response to soft market conditions. Average delivered sawtimber prices decreased 24% to $78.35 per ton versus $103.38 per ton in the prior year period, while average delivered pulpwood prices decreased 15% to $42.26 per ton versus $49.76 per ton in the prior year period. The decrease in delivered sawtimber prices was driven by uncertainty in the export market resulting from the ongoing trade dispute between the U.S. and China as well as weaker U.S. lumber markets. The decrease in delivered pulpwood prices was driven primarily by excess supply in the market due to reduced chip exports to Asia. Operating loss of $3.8 million versus operating income of $5.6 million in the prior year period was primarily due to lower net stumpage prices ($6.0 million), lower volumes ($2.6 million), higher road maintenance and engineering costs ($1.0 million) and lower non-timber income ($0.1 million), partially offset by lower depletion rates ($0.3 million).
Second quarter Adjusted EBITDA1 of $2.2 million was $12.8 million below the prior year period.
New Zealand Timber
Second quarter sales of $62.1 million decreased $7.6 million, or 11%, versus the prior year period. Harvest volumes decreased 7% to 684,000 tons versus 738,000 tons in the prior year period primarily due to favorable timing of export shipments in the prior year period. Average delivered prices for export sawtimber decreased 7% to $111.81 per ton versus $120.80 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 4% to $82.66 per ton versus $86.21 per ton in the prior year period. The decrease in export sawtimber prices was primarily due to increased competition from lower-cost lumber imports into China and higher log inventories at China ports. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.67 per NZ$1.00 versus US$0.71 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 2% versus the prior year period. Operating income of $12.8 million decreased $5.0 million versus the prior year period as a result of lower net stumpage prices ($2.6 million), lower volumes ($1.7 million), higher depletion

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

rates ($0.2 million) and unfavorable foreign exchange impacts ($1.2 million), partially offset by lower road maintenance costs ($0.3 million) and higher non-timber income ($0.4 million).
Second quarter Adjusted EBITDA1 of $20.0 million was $5.8 million below the prior year period.
Real Estate
Second quarter sales of $22.5 million decreased $27.4 million versus the prior year period, while operating income of $15.5 million decreased $3.4 million versus the prior year period due to a lower number of acres sold (3,265 acres sold versus 15,804 acres sold in the prior year period), partially offset by a significant increase in weighted-average prices ($6,899 per acre versus $3,153 per acre in the prior year period).
Improved Development sales of $0.2 million in the Wildlight development project consisted of six residential lots for townhomes ($28,750 per lot or $198,000 per acre). This compares to prior year period sales of $1.3 million, which consisted of 2.0 acres of commercial property for $0.7 million ($351,000 per acre) and 12 residential lots for $0.6 million ($52,000 per lot or $287,000 per acre).
Unimproved Development sales of $14.4 million consisted of a 784 acre sale in St. Johns County, Florida for $18,402 per acre. This compares to no Unimproved Development sales in the prior year period.
Rural sales of $6.8 million consisted of 1,717 acres at an average price of $3,959 per acre. This compares to prior year period sales of $4.8 million, which consisted of 1,071 acres at an average price of $4,509 per acre.
Non-strategic / Timberland sales of $1.1 million consisted of 763 acres at an average price of $1,472 per acre. This compares to prior year period sales of $43.7 million, which consisted of 14,729 acres at an average price of $2,966 per acre, including a sale of 14,447 acres in Louisiana for $2,988 per acre.
Second quarter Adjusted EBITDA1 of $18.3 million was $27.6 million below the prior year period.
Trading
Second quarter sales of $35.5 million decreased $10.7 million versus the prior year period primarily due to lower volumes and prices. Sales volumes decreased 18% to 325,000 tons versus 395,000 tons in the prior year period. Operating loss of $0.2 million versus operating income of $0.2 million in the prior year period was due to lower trading margins resulting from lower volumes and prices.
Other Items
Second quarter corporate and other operating expenses of $7.6 million increased $1.1 million versus the prior year period, primarily due to elevated legal expenses.
Second quarter interest expense of $7.9 million decreased $0.2 million versus the prior year period.
Second quarter income tax expense of $3.6 million decreased $3.5 million versus the prior year period as a result of lower taxable income. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“The ongoing U.S.-China trade dispute and its corresponding effects have continued to negatively impact our timber segments,” added Nunes. “With no clear resolution in sight, we have tempered our expectations for the balance of the year. As a result, we now anticipate full-year net income attributable to Rayonier of $54 to $63 million, EPS of $0.42 to $0.49 and Adjusted EBITDA of $245 to $265 million. In our Southern Timber segment, we expect to achieve our prior full-year volume guidance of 6.2 to 6.3 million tons with higher Adjusted EBITDA driven primarily by strong non-timber income. In our Pacific Northwest Timber segment, we now expect full-year harvest volumes of approximately 1.2 million tons, as we have deferred planned harvest in response to weak market conditions. Given the current status of the U.S.-China trade dispute, we expect limited upside to current prices through the remainder of 2019. In our New Zealand Timber segment, we are maintaining our full-year volume guidance of 2.7 to 2.8 million tons, although we expect that near-term weakness in the China export market coupled with continued competition from alternative supply sources will weigh on pricing in the second half of the year. In our Real Estate segment, we are on track to achieve full-

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

year Adjusted EBITDA generally in line with our prior guidance, although we expect that second half transaction activity will be concentrated in the fourth quarter.”
Conference Call
A conference call and live audio webcast will be held on Thursday, August 8, 2019 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, August 15, 2019 by dialing 800-234-7802 (domestic) or 402-220-9690 (international), passcode: 8012019.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2019, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (410,000 acres). More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2019 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
SALES	$184.8	$191.5	$245.9	$376.3	$449.1
Costs and Expenses
Cost of sales	(140.4)	(143.3)	(184.4)	(283.7)	(322.9)
Selling and general expenses	(11.0)	(9.8)	(11.5)	(20.8)	(20.5)
Other operating (expense) income, net	(2.0)	0.1	1.6	(1.9)	3.0
OPERATING INCOME	31.4	38.5	51.6	69.9	108.7
Interest expense	(7.9)	(7.7)	(8.1)	(15.6)	(16.2)
Interest and other miscellaneous income, net	1.0	1.3	2.9	2.4	3.5
INCOME BEFORE INCOME TAXES	24.5	32.1	46.4	56.7	96.0
Income tax expense	(3.6)	(4.3)	(7.1)	(8.0)	(14.0)
NET INCOME	20.9	27.8	39.3	48.7	82.0
Less: Net income attributable to noncontrolling interest	(2.1)	(3.0)	(3.0)	(5.2)	(5.2)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$18.8	$24.8	$36.3	$43.5	$76.8
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.14	$0.19	$0.28	$0.34	$0.60
Diluted earnings per share attributable to Rayonier Inc.	$0.14	$0.19	$0.28	$0.34	$0.59

Weighted Average Common Shares used for determining
Basic EPS	129,380,282	129,172,925	129,067,325	129,277,490	128,935,003
Diluted EPS	129,643,915	129,750,281	129,711,287	129,697,985	129,632,578

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2019 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$131.0	$148.4
Other current assets	89.8	59.5
Timber and timberlands, net of depletion and amortization	2,392.4	2,401.3
Higher and better use timberlands and real estate development investments	77.1	85.6
Property, plant and equipment	30.8	30.7
Less - accumulated depreciation	(8.8)	(7.9)
Net property, plant and equipment	22.0	22.8
Restricted cash	3.8	8.1
Right-of-use assets	104.0	—
Other assets	41.0	55.0
	$2,861.1	$2,780.7
Liabilities and Shareholders’ Equity
Other current liabilities	86.1	63.5
Long-term debt	972.8	972.6
Long-term lease liability	93.7	—
Other non-current liabilities	108.2	90.0
Total Rayonier Inc. shareholders’ equity	1,500.9	1,556.9
Noncontrolling interest	99.4	97.7
Total shareholders’ equity	1,600.3	1,654.6
	$2,861.1	$2,780.7

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2019 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2019	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	24.8	—	3.0	27.8
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	26,031	0.6	—	—	—	0.6
Stock-based compensation	—	1.4	—	—	—	1.4
Other (a)	(1,140)	—	—	(6.0)	(2.1)	(8.1)
Balance, March 31, 2019	129,513,566	$886.3	$662.1	($5.8)	$98.6	$1,641.2
Net income	—	—	18.8	—	2.1	20.9
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	167,837	0.2	—	—	—	0.2
Stock-based compensation	—	2.3	—	—	—	2.3
Other (a)	(51,687)	(4.2)	—	(23.7)	(1.3)	(29.2)
Balance, June 30, 2019	129,629,716	$884.6	$645.8	($29.5)	$99.4	$1,600.3

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2018	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	40.5	—	2.2	42.7
Dividends ($0.25 per share)	—	—	(32.6)	—	—	(32.6)
Issuance of shares under incentive stock plans	204,336	5.4	—	—	—	5.4
Stock-based compensation	—	1.2	—	—	—	1.2
Other (a)	(811)	—	—	24.1	2.3	26.4
Balance, March 31, 2018	129,174,301	$878.9	$715.3	$37.5	$104.4	$1,736.1
Net income	—	—	36.3	—	3.0	39.3
Dividends ($0.27 per share)	—	—	(35.3)	—	—	(35.3)
Issuance of shares under incentive stock plans	357,139	2.4	—	—	—	2.4
Stock-based compensation	—	2.3	—	—	—	2.3
Other (a)	(80,172)	(3.0)	—	(20.9)	(8.0)	(31.9)
Balance, June 30, 2018	129,451,268	$880.6	$716.3	$16.6	$99.4	$1,712.9

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments and mark-to-market adjustments of qualifying cash flow hedges.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2019 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2019	2018
Cash provided by operating activities:
Net income	$48.7	$82.0
Depreciation, depletion and amortization	64.1	80.9
Non-cash cost of land and improved development	5.6	14.9
Other items to reconcile net income to cash provided by operating activities	12.4	12.1
Changes in working capital and other assets and liabilities	(13.8)	(8.3)
	117.0	181.6
Cash used for investing activities:
Capital expenditures	(29.5)	(25.9)
Real estate development investments	(1.0)	(4.5)
Purchase of timberlands	(26.4)	(31.2)
Other	(3.9)	0.1
	(60.8)	(61.5)
Cash used for financing activities:
Net decrease in debt, net of issuance costs	—	(53.4)
Dividends paid	(71.1)	(67.1)
Proceeds from the issuance of common shares under incentive stock plan	0.8	7.7
Repurchase of common shares	(4.2)	(2.8)
Other	(3.5)	—
	(78.0)	(115.6)
Effect of exchange rate changes on cash and restricted cash	—	(0.7)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(21.8)	3.8
Balance, beginning of year	156.5	172.4
Balance, end of period	$134.7	$176.2

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2019 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Sales
Southern Timber	$46.2	$60.8	$48.0	$107.0	$91.6
Pacific Northwest Timber	18.6	20.5	32.2	39.1	63.6
New Zealand Timber	62.1	57.1	69.7	119.3	122.6
Real Estate	22.5	21.0	49.9	43.5	85.9
Trading	35.5	32.1	46.2	67.5	85.4
Intersegment Eliminations	(0.1)	—	—	(0.1)	—
Sales	$184.8	$191.5	$245.9	$376.3	$449.1

Operating income (loss)
Southern Timber	$14.7	$21.5	$15.7	$36.3	$27.9
Pacific Northwest Timber	(3.8)	(3.7)	5.6	(7.6)	10.3
New Zealand Timber	12.8	15.7	17.8	28.5	33.7
Real Estate	15.5	10.0	18.9	25.5	46.9
Trading	(0.2)	0.5	0.2	0.3	0.4
Corporate and Other	(7.6)	(5.5)	(6.5)	(13.1)	(10.5)
Operating income	$31.4	$38.5	$51.6	$69.9	$108.7

Adjusted EBITDA (a)
Southern Timber	$27.6	$41.2	$30.6	$68.9	$58.8
Pacific Northwest Timber	2.2	3.1	15.0	5.3	29.2
New Zealand Timber	20.0	22.0	25.8	42.0	47.5
Real Estate	18.3	17.4	45.9	35.7	78.7
Trading	(0.2)	0.5	0.2	0.3	0.4
Corporate and Other	(7.3)	(5.2)	(6.2)	(12.5)	(9.9)
Adjusted EBITDA	$60.6	$79.0	$111.3	$139.7	$204.6

(a)	Adjusted EBITDA is a non-GAAP measure. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2019 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2019	2018
Cash Provided by Operating Activities	$117.0	$181.6
Working capital and other balance sheet changes	7.6	7.8
Capital expenditures (a)	(29.5)	(25.9)
Cash Available for Distribution (b)	$95.1	$163.5

Net Income	$48.7	$82.0
Interest, net and miscellaneous income	13.8	15.3
Income tax expense	8.0	14.0
Depreciation, depletion and amortization	64.1	80.9
Non-cash cost of land and improved development	5.6	14.9
Non-operating income	(0.6)	(2.7)
Adjusted EBITDA (c)	$139.7	$204.6
Cash interest paid (d)	(14.4)	(14.9)
Cash taxes paid	(0.7)	(0.2)
Capital expenditures (a)	(29.5)	(25.9)
Cash Available for Distribution (b)	$95.1	$163.5

Cash Available for Distribution (b)	$95.1	$163.5
Real estate development investments	(1.0)	(4.5)
Cash Available for Distribution after real estate development investments	$94.1	$159.1

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2019
Operating income (loss)	$14.7	($3.8)	$12.8	$15.5	($0.2)	($7.6)	$31.4
Depreciation, depletion and amortization	12.9	6.0	7.2	1.2	—	0.3	27.6
Non-cash cost of land and improved development	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$27.6	$2.2	$20.0	$18.3	($0.2)	($7.3)	$60.6

March 31, 2019
Operating income (loss)	$21.5	($3.7)	$15.7	$10.0	$0.5	($5.5)	$38.5
Depreciation, depletion and amortization	19.7	6.8	6.3	3.3	—	0.3	36.5
Non-cash cost of land and improved development	—	—	—	4.0	—	—	4.0
Adjusted EBITDA	$41.2	$3.1	$22.0	$17.4	$0.5	($5.2)	$79.0

June 30, 2018
Operating income	$15.7	$5.6	$17.8	$18.9	$0.2	($6.5)	$51.6
Depreciation, depletion and amortization	14.9	9.4	8.0	13.7	—	0.3	46.4
Non-cash cost of land and improved development	—	—	—	13.3	—	—	13.3
Adjusted EBITDA	$30.6	$15.0	$25.8	$45.9	$0.2	($6.2)	$111.3

F

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2019
Operating income (loss)	$36.3	($7.6)	$28.5	$25.5	$0.3	($13.1)	$69.9
Depreciation, depletion and amortization	32.6	12.9	13.5	4.5	—	0.6	64.1
Non-cash cost of land and improved development	—	—	—	5.6	—	—	5.6
Adjusted EBITDA	$68.9	$5.3	$42.0	$35.7	$0.3	($12.5)	$139.7

June 30, 2018
Operating income	$27.9	$10.3	$33.7	$46.9	$0.4	($10.5)	$108.7
Depreciation, depletion and amortization	30.9	18.9	13.7	16.8	—	0.6	80.9
Non-cash cost of land and improved development	—	—	—	14.9	—	—	14.9
Adjusted EBITDA	$58.8	$29.2	$47.5	$78.7	$0.4	($9.9)	$204.6

(a)	Capital expenditures exclude timberland acquisitions of $26.4 million and $31.2 million during the six months ended June 30, 2019 and June 30, 2018, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, strategic acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. Large Dispositions, which are excluded in the calculation of Adjusted EBITDA, are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.

(d)	Cash interest paid is presented net of patronage refunds received of $4.0 million and $3.8 million for the six months ended June 30, 2019 and June 30, 2018, respectively.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
June 30, 2019 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	Revised Full-Year Guidance			Year-to-Date Results
Net Income to Adjusted EBITDA Reconciliation
Net income	$61.5	-	$71.5	$48.7
Less: Net income attributable to noncontrolling interest	(7.5)	-	(8.5)	(5.2)
Net income attributable to Rayonier Inc.	$54.0	-	$63.0	$43.5

Interest, net	29.5	-	30.5	13.8
Income tax expense	12.0	-	13.5	8.0
Depreciation, depletion and amortization	130.0	-	135.5	64.1
Non-cash cost of land and improved development	12.0	-	14.0	5.6
Non-operating income	—		—	(0.6)
Net income attributable to noncontrolling interest	7.5	-	8.5	5.2
Adjusted EBITDA	$245.0	-	$265.0	$139.7

Diluted Earnings per Share	$0.42	-	$0.49	$0.34

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. Large Dispositions, which are excluded in the calculation of Adjusted EBITDA, are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.

G